Artisan Partners Asset Management Inc. Reports October 2017 Assets Under Management
Milwaukee, WI - November 9, 2017 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management (AUM) as of October 31, 2017 totaled $115.0 billion. Separate accounts accounted for $57.6 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $57.4 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of October 31, 2017 - ($ Millions)
Global Equity Team
Non-U.S. Growth	26,915
Non-U.S. Small-Cap Growth	695
Global Equity	1,400

U.S. Value Team
U.S. Mid-Cap Value	6,461
Value Equity	2,152

Growth Team
U.S. Mid-Cap Growth	13,687
U.S. Small-Cap Growth	2,320
Global Opportunities	15,096
Global Discovery	15

Global Value Team
Non-U.S. Value	21,711
Global Value	19,590

Emerging Markets Team
Emerging Markets	314

Credit Team
High Income	2,509
Privately offered strategy	37

Developing World Team
Developing World	2,106

Thematic Team
Thematic	17

Total Firm Assets Under Management (or AUM)	$115,025
Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com